UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2008

NPC International, Inc.

(Exact name of registrant as specified in its charter)

Kansas (State or other jurisdiction of incorporation)	333-138338 (Commission File Number)	48-0817298 (I.R.S. Employer Identification No.)

7300 West 129th Street

Overland Park, Kansas 66213

(Address of principal executive office)(Zip Code)

(913) 327-5555

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 15, 2008, NPC International, Inc. (“NPC”) entered into an Asset Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Pizza Hut, Inc. and Pizza Hut of America, Inc. (collectively "PHI"), pursuant to which PHI has agreed to purchase from NPC for cash 42 Pizza Hut units located in Evansville, Indiana and Shreveport, Louisiana, and NPC has agreed to purchase from PHI for cash 55 Pizza Hut units located in Denver, Colorado. NPC is the world’s largest Pizza Hut franchisee and currently operates 1,098 units as a franchisee of PHI in 27 states.

Under the Purchase and Sale Agreement, PHI agreed to acquire 42 Pizza Hut units, including one unit recently constructed and in operation for a period of less than 52 weeks, from NPC for $19.0 million in cash and NPC agreed to acquire 55 Pizza Hut units, including two units recently constructed and in operation for a period of less than 52 weeks, from PHI for $18.5 million in cash. In addition to the purchase price, each party agreed to reimburse the other party for certain working capital items received by the acquiring party in the transactions. With respect to the 10 fee properties owned by PHI associated with the units to be acquired by NPC, NPC plans to lease these properties from PHI on specified terms. With respect to the one fee property owned by NPC associated with the units to be acquired by PHI, PHI would be obligated to lease the fee property for a term expiring not earlier than December 31, 2009 with the right to purchase the property at the end of that term at a specified price.

The closing of the transactions is subject to satisfaction of the closing conditions under the Purchase and Sale Agreement, including obtaining applicable government approvals and other customary closing conditions, on or before February 16, 2009.

Item 2.05	Costs Associated with Exit or Disposal Activities

On December 15, 2008, in connection with entering into the Purchase and Sale Agreement, NPC determined that a material non-cash charge for impairment to the assets being sold was required under generally accepted accounting principles applicable to NPC. The determination was based upon the amount of the consideration to be received by NPC for the assets under the Purchase and Sale Agreement. NPC currently estimates that the amount of the pre-tax charge will range from $15 million to $19 million. NPC currently estimates that the amount of the charge that will result in future cash expenditures will be minimal. The charge will be estimated and recorded in the fourth quarter of fiscal 2008. All changes to our initial estimates will be determined following the completion of certain asset valuations during the first quarter of fiscal 2009, and the amount is subject to change based upon completion of the process.

Item 2.06	Material Impairments.

See the disclosures under Item 2.05 of this report, which are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 18, 2008, NPC issued a press release announcing the signing of the Purchase and Sale Agreement. A copy of the press release is furnished with this Current Report as Exhibit 99.1, and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or

otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth in such filing.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NPC INTERNATIONAL, INC.

By:	/s/Troy D. Cook
Troy D. Cook
Executive Vice President Finance and
Chief Financial Officer

Date: December 18, 2008

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated December 18, 2008